UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2022

Finch Therapeutics Group, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40227	82-3433558
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Inner Belt Road
Somerville, Massachusetts		02143
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 229-6499

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.001 par value per share	FNCH	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

On August 19, 2022, Finch Therapeutics, Inc. (“FTI”), a direct, wholly owned subsidiary of Finch Therapeutics Group, Inc. (the “Company”) received written notice from Takeda Development Center Americas, Inc. (“Takeda”), that, following a review of its pipeline, Takeda has elected to terminate the Amended and Restated Agreement between FTI and Takeda, dated October 21, 2019, as amended (the “Takeda Agreement”). Takeda exercised its right to terminate the Takeda Agreement for convenience and, in accordance with the terms of the Takeda Agreement, the termination will be effective on November 17, 2022 (the “Termination Effective Date”).

Pursuant to the Takeda Agreement, the Company granted to Takeda a worldwide, exclusive license to develop, manufacture and commercialize the microbiome therapeutics candidates FIN-524 (previously known as TAK-524) and FIN-525 for the prevention, diagnosis, theragnosis or treatment of diseases in humans. As part of the collaboration, the Company agreed to undertake certain research and development activities with respect to FIN-524 and FIN-525 pursuant to agreed-upon development plans. Following an amendment to the Takeda Agreement in August 2021, Takeda became primarily responsible for the development and manufacture of FIN-524. Pursuant to a further amendment in November 2021, the Company completed additional feasibility work with respect to FIN-525.

In connection with entry into the Takeda Agreement, the Company received a one-time upfront payment of $10 million. The Company has also received an aggregate of $4 million in milestone payments and more than $30 million in reimbursement of research and development expenses since the beginning of the collaboration. The Company was eligible to receive potential additional milestone payments upon achievement of certain development, regulatory and commercial sale milestones for products developed pursuant to the Takeda Agreement. The Company also had the opportunity to receive a royalty on net sales of such products, ranging from mid to high-single digits, subject to certain reductions.

As a result of the termination of the Takeda Agreement, as of the Termination Effective Date, the license rights granted to Takeda will terminate, Takeda will cease to accrue any financial obligations to the Company and the Company will be entitled to pursue FIN-524 and FIN-525 products, and any other microbiome product candidates for inflammatory bowel disease, in all fields worldwide.

The foregoing description of the Takeda Agreement is qualified in its entirety by reference to the complete text of the Takeda Agreement and its amendments, copies of which were previously filed as Exhibits 10.5, 10.6 and 10.7 to the Company’s Annual Report on Form 10-K on March 31, 2022, and which are incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On August 25, 2022, the Company issued a press release related to the termination of the Takeda Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this item, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release, dated August 25, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FINCH THERAPEUTICS GROUP, INC.

Date:	August 25, 2022	By:	/s/ Mark Smith
Mark Smith, Ph.D. Chief Executive Officer